EXHIBIT 6.1


                       DENMANS.COM INTERNET JEWELRY STORE,
                  STOREFRONT AND BACK END DEVELOPMENT CONTRACT

                                    between:

         DENMANS JEWELRY (USA) , INC. A US BASED CORPORATION ( DENMANS )
                                       and
                              WEBCAST SYSTEMS INC.
                      SUITE 503, 555 WEST HASTINGS STREET,
                       VANCOUVER, BRITISH COLUMBIA, CANADA
                                   ("Webcast")


WHEREAS DENMANS desires to contract Webcast to implement an online storefront and back end as described with the ultimate goal of becoming the largest single point of access for online jewelery products. DENMANS is to be able to enter their own products, product categories, and product attributes, plus add additional menu items relating to specialty editorial content.

AND WHEREAS the site is to be easily navigatable with special attention to simplicity with which products can be located, viewed, and ordered. As conveyed by DENMANS, the logistics of tying together backend supplier fulfillment into seamless automated processes are not a priority for this Phase 1.

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties agree as follows:

1. WEBCAST WILL PROVIDE THE FOLLOWING PHASE 1 DEVELOPMENT ACTIVITIES:

     1.1. Development management assistance
     1.2. Finalization of menu structure and site specifications
     1.3. Liaison with artists for cosmetic detailing and screen parameters
     1.4. Main menu interface development and integration
     1.5. Subcategory display pages and content entry templates
     1.6. Product database and SKU entry, editing, and administration area
     1.7. Search mechanism, based on product category and SKU field parameters
     1.8. Customer order status administration area
     1.9. DENMANS / Customer communications Email area
          1.9.1.Development of Store structure, including;
          1.9.2.Standardized product thumbnail, listing, and display directory templates
          1.9.3.Thumbnail zoom-ins and spec page print outs
          1.9.4.Secure shopping cart, with tally and customer order email verification
          1.9.5.Hooks for credit card transactions - Visa, Mastercard, American
                Express

         Cost - Subtotal                                               $45,000.

2. SOFTWARE SITE LICENSES - Estimated; Microsoft NT, MS Sequel, MS Commerce Site Server

         Subtotal ( estimated )                                        $15,000.


3. BACK-END CREDIT CARD VERIFICATIONS, TRANSACTIONS, AND MERCHANT NUMBER SETUP

     WEBCAST WILL UNDERTAKE AND ASSIST IN ALL LOGISTICS RELATING TO THE SETUP AND OPERATION OF THE DENMANS CREDIT CARD VERIFICATION AND TRANSACTIONS. THIS WILL ALSO INCLUDE ORGANIZING MERCHANT NUMBERS, BANK RELATIONSHIPS, AND ASSISTANCE IN HELPING DENMANS TO COMPLY WITH ALL NECESSARY US AND CANADIAN E-COMMMERCE AND CORPORATE REGULATIONS.

     Subtotal                                                          $10,000.

4. HARDWARE SETUP CONFIGURATION, DESCRIPTION, AND HOSTING PARAMETERS

     Webcast System's Enterprise Management Server Platform ( EMSP ) provides full dual redundancy of operation and complete scalable system architecture. The phase 1 system configuration will handle thousands of customers per day and can be scaled to extended server configurations handling millions of visitors a day without interruption of services.

     The EMSP architecture uses accepted industry standards and is not dependant upon any certain manufacture's hardware or software technology to accomplish this goal.

INCLUDES:

LOAD BALANCED WEB APPLICATION SERVERS: Windows NT Server Enterprise Edition running Microsoft Internet Information Server

CLUSTERED SQL SERVERS: Windows NT Server Enterprise Edition running Microsoft SQL database and attached via SCSI to RAID.

CLUSTERED RAID FILE SERVER (storage array will be converted to a fiber channel storage solution in 2000)

     Cost of hardware server setup and infrastructure allocation as outlined above, including; dual redundancy configuration, load balance configuration, Internet IP address setups, and corporate email accounts. Costs may increase as servers, storage, and transactional bandwidths are scaled up due to increased demand and business success.

     Cost Subtotal                                                     $25,000.

4. SERVER MAINTENANCE AND HOSTING

     4.1. Webcast shall supply 24 hour technical support to DENMANS. The following single access toll free emergency numbers will be available DENMANS; in the Vancouver local area 686 5343, North American Wide - 1 800 840 8855. DENMANS will be responsible for its own customer support.

     4.2. Webcast shall make all reasonable efforts to repair and correct any problems arising under Webcast's areas of responsibility that may arise from time to time which would cause it to be unable to perform its' obligations under this Agreement.

     4.3. Webcast shall maintain the Hardware and pay all costs for maintaining and/or upgrading the Hardware and the Hardware shall, at all times, remain the property of Webcast.

     4.4. Webcast shall supply the office space required to house the Hardware at no cost to DENMANS.

     4.5. Webcast shall notify DENMANS of any problems that may arise from time to time and shall keep DENMANS apprised of any efforts undertaken to rectify the problem.

     4.6. Hosting based on site configuration of 100 GB bandwidth usage per month and 40GB storage, with continuous 7 X 24 Webcast server management and maintenance based on minimum 6 month commitment, starting September 1999. $3000. / Month

         Additional bandwidth is charged at $250. per 20 GB per month. Costs may increase as servers, storage, and transactional bandwidths are scaled up due to increased demand and business success.

5. INDEMNIFICATION

     DENMANS acknowledges and agrees that neither Webcast nor any of its members, shareholders, directors, officers, employees or representatives (the "Indemnified Parties") will be liable to DENMANS or any of DENMANS' customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, the services or the Hardware or any other information, material or services provided by Webcast to DENMANS under this Agreement.

6. DISRUPTIONS

     DENMANS acknowledges that from time to time, as a result of Hardware failure, supplier failures, or acts of god, the services provided under this Agreement by Webcast can be temporarily disrupted. DENMANS acknowledges and agrees that neither Webcast nor any of its members, shareholders, directors, officers, employees or representatives will be liable to DENMANS or any of DENMANS' customers for any specific, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions.

7. DEVELOPMENT SCHEDULE -

o        Project Begins             - July 12, 1999
o        Beta Site Release          - Aug. 27, 1999
o        Launch Date                - Sept 12, 1999

8. COST SUMMARY ( cdn funds )

     Site Structure Setup, Programming, Customizations                 $45,000.
     Hardware Setup and Configurations                                 $25,000.
     Credit Card Transactions and Merchant Accounts - Setup            $10,000.
     MS Licenses - NT, Sequel, Site Server (estimated)                 $15,000.
                                                                       --------
     Total                                                             $95,000.
     (Applicable taxes will be applied later if DENMANS is a Canadian based company)

                  Payment Schedule:
                  Down payment to start              $42,500.
                  Upon beta release                  $26,250.
                  Upon Launch                        $26,250.

9. UNDEFINED WORK ASPECTS (not included in above costs)

   o The conversion and entry of product information, images, and editorial content.
   o     Artist design work or specialty cosmetic customizations
   o     Integration of automated fulfillment supplier order systems.
   o     Hosting and hardware expansion based on growth volumes.

     Additional work quoted and billed at programmer time of $95/hr

10. TERM AND TERMINATION

     10.1.DENMANS may terminate this Agreement at any time upon five days notice if Webcast becomes bankrupt or insolvent or ceases carrying on business for any reason.

     10.2.DENMANS may terminate this Agreement at any time upon 30 days notice if Webcast is materially in breach of this Agreement for more than 30 days.

     10.3.Webcast may terminate this Agreement at any time upon 5 days notice if DENMANS becomes bankrupt or insolvent or ceases carrying on business for any reason.

     10.4.Webcast may terminate this Agreement at any time upon 30 days notice if DENMANS is more than 30 days in arrears in paying any material monthly fees due and owing to Webcast.

 IN WITNESS WHEREOF the parties have executed this Agreement on the 23 day of July, 1999.

 Per: Webcast Systems Inc.


 /s/ "Paul Harris"                           Date  "July 23, 1999"
-----------------------------------               ----------------------
Paul Harris / President


 Per: DENMANS Jewelry (USA) Inc.


 /s/ "Douglas N. Bolen"                      Date  "July 23, 1999"
-----------------------------------               ----------------------
Douglas N. Bolen/ Corporate Counsel,
Secretary & Director